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[LOGO] MetLife                               GUARANTEED WITHDRAWAL BENEFIT FOR
                                           LIFE (GWB) - SUPPLEMENTAL APPLICATION

                                            Metropolitan Life Insurance Company

If you have questions when filling out this form, please call the Annuity Service Center at 800-634-9361, Monday through Friday, 8 a.m. to 8 p.m. Eastern time. Faxes are not accepted.

1    CONTRACT INFORMATION

--------------------------------------   ---------------------------------------
Name of Contract Owner                   Owner Social Security Number

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Name of Joint Owner (if applicable)      Joint Owner Social Security Number

2    DISCLOSURE INFORMATION

..    We assess a daily Mortality and Expense Charge at an annual rate of [1.90%]
     against the assets of a Contract issued with one Annuitant, and [2.05%] against the assets of the Contract issued with two Annuitants. This Charge includes charges associated with the GWB and will remain in effect for the life of the contract.

..    The GWB does not establish or guarantee a Contract Value or minimum return for any Subaccount. The Guaranteed Withdrawal Benefit Value ("GWB Value") under the GWB is established for the sole purpose of determining the minimum withdrawal benefit and is not available as a lump sum for withdrawal.

..    You should carefully consider when to begin taking withdrawals under the
     GWB. If you begin taking withdrawals too soon, you may limit the value of the GWB. If you delay taking withdrawals for too long, you may limit the number of years available for you to take withdrawals in the future.

..    You are not eligible to withdraw any part of the Guaranteed Withdrawal
     Benefit Amount ("GWB Amount") until the youngest Annuitant reaches the Minimum Lifetime Income Age. If you make a withdrawal before the youngest Annuitant reaches the Minimum Lifetime Income Age, the GWB Value is reduced by a percentage determined by dividing the Gross Withdrawal Amount by the Contract Value at time of the withdrawal.

..    If you withdraw more than the GWB Amount in any Contract Year on or after the youngest Annuitant reaches the Minimum Lifetime Income Age, the GWB Value will be reduced by an amount equal to the percentage determined by dividing the portion of a Gross Withdrawal that is in excess of the GWB Amount for that Contract Year by the Contract Value at the time of the excess Gross Withdrawal.

..    For IRAs subject to Section 401(a)(9) of the Internal Revenue Code, you may
     be required to take withdrawals to fulfill minimum distribution requirements. These required distributions may be larger than the GWB Amount. So that we do not treat any part of your minimum required distribution (MRD) that exceeds the GWB Amount as an excess withdrawal, you must agree to receive your required distribution through our Systematic Withdrawal Program and meet the conditions outlined in your Contract regarding this program. Otherwise, this product with the GWB feature may have limited usefulness for these required distributions and may not be appropriate because your GWB Amount will not be increased to the MRD and the lifetime income guaranteed under this feature may be reduced because partial withdrawals made to satisfy the MRD rules might result in a proportional reduction in your GWB Value. If you plan to exercise the benefit before or after your MRD beginning date, you should consider whether the benefit is appropriate for your circumstances. We encourage you to consult a tax advisor to discuss withdrawals related to this matter.

..    Pursuant to the Federal Defense of Marriage Act, same-sex marriages are not recognized for purposes of federal law. Therefore, the favorable tax treatment provided by federal tax law to an opposite-sex spouse is NOT available to a same-sex spouse. Same-sex spouses should consult a tax advisor prior to purchasing annuity products that provide benefits based upon status of a spouse, and prior to exercising any spousal rights under an annuity.

PLEASE INDICATE WHICH VERSION OF THE GWB IS SELECTED:

[_]  One Annuitant -- Guarantee Withdrawal Benefit for Life

[_]  Two Annuitant -- Guarantee Withdrawal Benefit for Life

6801 (10/09)

                                                                       023300001

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3    SIGNATURES(S)

By signing below, I acknowledge that I have received the appropriate product prospectus. I further acknowledge that I have read and understand the Guarantee Withdrawal Supplemental Application provided above.

X                                        X
--------------------------   ---------   ---------------------------   ---------
CONTRACT OWNER(S)'              DATE     JOINT ANNUITANT SIGNATURE        DATE
SIGNATURE AND TITLE, IF                  (IF APPLICABLE)
APPLICABLE

NOTE: IF YOU ARE SIGNING ON BEHALF OF ANOTHER INDIVIDUAL OR ENTITY, PLEASE INDICATE YOUR TITLE, POSITION, OR STATUS (E.G., TRUSTEE, ATTORNEY-IN-FACT, GUARDIAN, CONSERVATOR, EXECUTOR, ADMINISTRATOR) FOLLOWING YOUR SIGNATURE AND CALL OUR ANNUITY SERVICE CENTER FOR ADDITIONAL DOCUMENT REQUIREMENTS.

Please mail this form to: ANNUITY SERVICE CENTER, P.O. BOX 770001, CINCINNATI, OH 45277-0051

6801 (10/09)                                                          535850.1.0
                                                                    1.904224.100